Exhibit 5.1

[WILLIAM MULLEN LETTERHEAD]

August 8, 2006

Board of Directors
MAXIMUS, Inc.
11419 Sunset Hills Road
Reston, Virginia 20190

Re: 1997 Equity Incentive Plan

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by MAXIMUS, Inc., a Virginia corporation (the “Company”), with respect to the offer and sale from time to time of shares of the Company’s common stock, no par value (“Common Stock”), pursuant to the Company’s 1997 Equity Incentive Plan (the “Plan”).  The Company recently amended the Plan to increase the number of shares of Common Stock currently reserved for issuance under the Plan from 6,500,000 to 8,000,000 (an increase of 1,500,000).  As counsel to the Company, we have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of the additional 1,500,000 shares of Common Stock (the “Shares”) under the Securities Act of 1933, as amended.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.  The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ John M. Oakey, III
John M. Oakey, III, a Shareholder